                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this 6th day of November, 1997, among PARAGON CORPORATE HOLDINGS, INC., a Delaware corporation ("Parent"), CURTIS ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"), and CURTIS INDUSTRIES, INC., a Delaware corporation ("Curtis").

                                    RECITAL:

        The respective Boards of Directors of Parent, Curtis and Newco deem it advisable and in the best interests of their respective stockholders to effect a merger (the "Merger") of Newco into Curtis on the terms and conditions hereinafter set forth in accordance with the applicable provisions of the laws of the State of Delaware and the provisions of this Agreement, with the result that the holders of shares of Curtis' Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock") and Common Stock, par value $.01 per share (the "Common Stock"), will receive pursuant to the Merger the consideration specified herein, and Curtis will become a wholly owned subsidiary of Parent.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Parent, Newco and Curtis hereby agree as follows:

                                    ARTICLE I

                                     MERGER

        1.1 Effect of Merger. At the Effective Date (as defined in Section 1.3 below), Newco shall be merged with and into Curtis in accordance with the Delaware General Corporation Law (the "Delaware Law"). Upon the effectiveness of the Merger:

               (a) Curtis shall be the surviving corporation (the "Surviving Corporation"), the separate existence of Newco shall cease, and the existence of Curtis shall continue unaffected and unimpaired by the Merger (except as otherwise provided in this Agreement), with all rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation formed under the Delaware Law;

               (b) The Surviving Corporation, without further action, shall succeed to and possess and enjoy all the rights, privileges, powers and franchises, as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Curtis and Newco; and all and singular, the rights, privileges, powers and franchises of Curtis and Newco, and all property, real, personal and mixed, and all debts due to either Curtis or Newco on whatever account, as well for stock subscriptions as all other things in action or belonging to each of Curtis and Newco shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Curtis or Newco, and the title to any real estate vested by deed or otherwise, under the Delaware Law, in either Curtis or Newco, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either Curtis or Newco shall be preserved unimpaired, and the respective debts, liabilities and duties of Curtis and Newco shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against Curtis or Newco may be prosecuted as if the Merger had not taken place, and shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place;

               (c) The Certificate of Incorporation of the Surviving Corporation following the Effective Date, until the same may be altered or amended, shall be restated to be identical to the Certificate of Incorporation of Newco as in effect on the date hereof, with the exception of the name of the corporation. A copy of the form of Restated Certificate of Incorporation of Curtis (the Surviving Corporation) is attached hereto as EXHIBIT A;

               (d) The By-laws of Newco as in effect on the date hereof shall be the By-laws of the Surviving Corporation until the same shall be altered or amended. A copy of the form of By-laws is attached hereto as EXHIBIT B; and

               (e) The directors and the officers of the Surviving Corporation shall be those persons set forth on SCHEDULE 1.1(e), in each case until their successors are elected and qualified.

        1.2 Conversion of Common Stock, Preferred Stock and Newco Stock. On the Effective Date, by virtue of the Merger and without any action on the part of Parent, Newco, Curtis or the holder of any of the Common Stock or Preferred
Stock:

               (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and be converted into and become a right to receive $6.18 in cash;

               (b) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and be converted into and become a right to receive $6.18 in cash;

               (c) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and be converted into and become a right to receive the amounts in cash and in promissory notes set forth on

        SCHEDULE 1.4. The promissory notes shall be in the form and containing terms satisfactory to Noel Group, Inc. ("Noel") and Livio Borghese ("Borghese"), the principal stockholders of Curtis (the "Promissory Note(s)"), each of which Promissory Notes shall be fully guaranteed by a Letter of Credit (the "Letter(s) of Credit") in form, containing terms and issued by a financial institution, satisfactory to Noel and Borghese; and

               (d) Each outstanding share of common stock of Newco will be automatically converted into and become one share of common stock of the Surviving Corporation.

        1.3 Certificate of Merger. As part of the Closing (as defined in Article IX below), Newco and Curtis shall cause a Certificate of Merger, prepared by counsel for Parent, to be executed and filed in accordance with the applicable requirements of the laws of the State of Delaware. The Merger shall be effected upon the filing of such certificate with the Secretary of State of the State of Delaware, and the date and time of such filing is referred to in this Agreement as the "Effective Date."

        1.4    Payment for Shares of Common Stock and Preferred Stock.

               (a) At the Closing, concurrently with the filing of the Certificate of Merger, Parent shall deliver to the Surviving Corporation
        (i) cashier's checks or other checks in a form selected by Parent, providing immediately available funds equal to the cash amounts due to each holder of Common Stock (other than a holder who also holds Preferred Stock) pursuant to the provisions of Section 1.2, and (ii) Promissory Notes and Letters of Credit due to each holder of Series B Preferred Stock pursuant to the provisions of Section 1.2. Parent shall pay to holders of Preferred Stock all cash amounts due to such holders by wire transfer of immediately available funds if such holders provide wire transfer instructions to Parent at least three business days prior to Closing. The allocation of all payments is set forth on SCHEDULE 1.4. The Surviving Corporation shall deliver checks, Promissory Notes, Letters of Credit and wire transfers as applicable to each holder of Common Stock or Preferred Stock that has surrendered to Curtis the duly endorsed certificate or certificates representing such stock, accompanied by a Letter of Transmittal and Internal Revenue Service Form W-9 in a form reasonably acceptable to Parent.

               (b) After the Effective Date, there will be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock or Preferred Stock or rights, options or warrants to purchase Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Date.

        1.5 Further Action. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Curtis, the officers of the Surviving Corporation are fully authorized to take all such necessary or desirable action.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF CURTIS

        Curtis represents and warrants, as of the date of this Agreement, to Parent and Newco as follows, and Curtis acknowledges that Parent and Newco are relying on such representations and warranties in connection with their agreements contained in this Agreement:

        2.1 Organization and Standing. Curtis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own or lease and to operate its assets at and in the places where such assets are now owned or leased and operated by it, and to carry on its business as and where now being conducted by it. Curtis is duly qualified to do business as a foreign corporation in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

        2.2 Subsidiaries. The only direct or indirect subsidiaries of Curtis are those named on SCHEDULE 2.2 to this Agreement. Except as set forth on SCHEDULE 2.2, Curtis is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries and there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary, is or may be bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the outstanding shares of capital stock of such subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 2.2, all such shares of each of its subsidiaries owned by Curtis are owned by it free and clear of any claim, lien, encumbrance or agreement with respect to such shares and were not issued in violation of any preemptive or any other rights, including any rights under any federal or state securities laws, of any shareholder. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own or lease and to operate its assets at and in the places where such assets are now owned or leased and operated by it, and to carry on its business as and where now being conducted by it.

        2.3 Capital Stock. The authorized capital stock of Curtis consists of Five Hundred Thousand (500,000) shares of Common Stock, par value $.01 per share, of which Two Hundred Sixty-three Thousand Three Hundred Forty-one (263,341) are issued and outstanding; One Thousand Six Hundred Nineteen (1,619) shares of Series A Convertible Preferred Stock, par value $.01 per share, all of which are issued and outstanding; and Two Hundred Eleven Thousand Nine Hundred Thirty (211,930) shares of Series B Convertible Preferred Stock, par value $.01 per share, all of which are issued and outstanding. All of the issued and outstanding shares were duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of preemptive or any other rights, including any rights under any federal or state securities laws, of any stockholder. There are no other shares of capital stock or other equity securities of Curtis outstanding, and, except for options and warrants, all of which are required to be canceled as a condition precedent to Closing, there are no other outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever to which Curtis is a party or by which it is bound, requiring the issuance or sale of, or securities or rights convertible into or exchangeable for, such shares of any capital stock of Curtis, and there are no contracts, commitments, understandings, or arrangements by which Curtis is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

        2.4 Authority of Curtis. The execution, delivery and consummation of this Agreement by Curtis has been duly authorized and approved by its Board of Directors, and after obtaining the approval of its stockholders as required by law, Curtis will have the full corporate power and authority to carry out the transactions contemplated by this Agreement, and no further corporate action will be necessary on the part of Curtis or its stockholders to make this Agreement valid and legally binding on Curtis. The execution, delivery and consummation of this Agreement by Curtis will not violate any provision of its Certificate of Incorporation or its By-laws or those of its subsidiaries. Except as set forth on SCHEDULE 2.4, neither the execution and delivery, nor the consummation of this Agreement by Curtis will, with the passage of time, the giving of notice, or otherwise, result in a violation or breach of, or constitute a default or forfeiture, or give any right to terminate, modify or accelerate, or to penalize Curtis or any of its subsidiaries, under any material indenture, license, mortgage, deed of trust, lease, obligation, note, guaranty, contract, agreement or other instrument, understanding, rule, regulation, law or other restriction, or any order, judgment, or decree, to which Curtis or any of its subsidiaries is a party or to or by which Curtis or any of its subsidiaries, or any assets of any of them is subject or otherwise bound.

        2.5    Financial Statements; Absence of Certain Changes.

               (a) Attached as SCHEDULE 2.5(a) are copies of the consolidated balance sheet dated as of December 28, 1996 and consolidated statements of operations and cash flows of Curtis and its subsidiaries for the year ended December 28, 1996. All such financial statements (including, in each case, any related notes or schedules thereto) were prepared in accordance with generally accepted accounting principles, consistently applied (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of Curtis and its consolidated subsidiaries at the date thereof and the consolidated results of its operations and cash flows for the periods indicated.

               (b) Except as set forth on SCHEDULE 2.5(a) or as disclosed in the monthly financial information described on said Schedule or otherwise provided to Parent, since December 28, 1996, there has not been any material adverse change in the condition

        (financial or otherwise), results of operations, assets or liabilities of Curtis and its subsidiaries, taken as a whole, nor, to the knowledge of Curtis and its subsidiaries, is any event threatened which, in the reasonable judgment of Curtis, would cause such an adverse change, nor has there occurred any event or governmental regulation or order restricting in any material respect the business of Curtis or any of its subsidiaries, nor, to the knowledge of Curtis and its subsidiaries, is any such event, regulation or order threatened. Statements made in this Agreement as being to the knowledge of Curtis mean to the knowledge of its officers listed on SCHEDULE 2.5(b) in the normal course of performing their duties, without any independent investigation being made for purposes of this Agreement or otherwise.

        2.6 Certain Fees. Neither Curtis nor any of its officers, directors or employees has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

        2.7    Taxes.

               (a) To the knowledge of Curtis, Curtis and its subsidiaries have duly filed all income tax returns required to be filed by them, all such returns are accurate in all material respects and Curtis and its subsidiaries have duly paid all amounts shown as due and payable pursuant to such returns or pursuant to any final, written assessment, or have made adequate provision for any such liability not yet payable, with respect to taxes in any jurisdiction, except where the failure to have filed or paid or made adequate provision for taxes could not be reasonably expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets or liabilities of Curtis and its subsidiaries taken as a whole. To Curtis' knowledge, any deficiencies asserted as a result of examinations by any income taxing authority have been paid or fully settled, and there are no pending claims asserted for taxes of Curtis or its subsidiaries or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Curtis or a subsidiary of Curtis for any period.

               (b) To the knowledge of Curtis, Curtis and its subsidiaries have
        (i) duly filed all returns required to be filed by them relating to withholding taxes with respect to payments to employees and others, and relating to sales, use and value added taxes, and have paid all amounts shown as due and payable thereon, and (ii) made all required filings and paid all amounts shown to be due thereon, or otherwise known to be due and payable, for workers' compensation and unemployment compensation premiums due to date.

        2.8 Environmental Compliance. To the knowledge of Curtis, Curtis (i) has obtained all material permits and licenses which are required to be obtained under all applicable federal, state or local laws or any regulation, code, order, decree or judgment, issued, entered or promulgated thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Curtis or its subsidiaries (or their respective agents) ("Environmental Laws"); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except to the extent any failure of compliance does not and will not have a material adverse effect on Curtis and its subsidiaries taken as a whole; (iii) as of the date hereof, has not received actual notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice or incident, which could reasonably form the basis of any material claim, action, suit or proceeding, against Curtis or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all reasonable actions necessary under applicable Environmental Laws to register any products or materials with governmental authorities required to be registered by Curtis or its subsidiaries (or any of their respective agents) thereunder.
SCHEDULE 2.8 describes all environmental matters currently in existence to Curtis' knowledge and being remediated by Curtis.

        2.9 Litigation. SCHEDULE 2.9 lists all of the pending claims of Curtis as of the date hereof. To Curtis' knowledge, there is currently no action, threatened or pending, or any inquiry, claim or investigation that could lead to an action, suit or proceeding against Curtis that could be reasonably expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets or liabilities of Curtis and its subsidiaries, taken as a whole.

        2.10   Compliance with Laws and Permits.

               (a) To the knowledge of Curtis, the business and operations of Curtis are conducted in all material respects in compliance with all laws and orders of all governmental authorities having jurisdiction over Curtis and with all permits relating to any of its properties or applicable to its business.

               (b) To the knowledge of Curtis, (i) Curtis possesses all permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted, (ii) such permits are valid and subsisting in full force and effect, (iii) Curtis has fulfilled its material obligations under each of the permits, and (iv) no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the permits or would permit revocation or termination of any of the permits. No proceeding which might involve the revocation or termination of any such permits is pending or, to the knowledge of Curtis, threatened.

               (c) Except for documents to be filed in connection with the Merger, Curtis has made all material filings and received all approvals relating to the permits which are necessary in order for Curtis to legally and validly own and operate its property and assets and to conduct its business after the Merger as it is currently and has heretofore been conducted.

        2.11 Customers and Suppliers. Attached as SCHEDULE 2.11 is a list of Curtis' ten (10) largest customers ("Material Customers"). Neither Curtis nor, to the knowledge of Curtis, its Material Customers or material suppliers are in default under any material contract relating to Curtis' business. To the knowledge of Curtis, no Material Customer or material supplier of Curtis or its subsidiaries intends to cancel or otherwise terminate its relationship with Curtis or its subsidiaries or to materially decrease its services or supplies to Curtis or its subsidiaries or its usage of the services or products of Curtis or its subsidiaries.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

        Parent and Newco jointly and severally represent and warrant, as of the date of this Agreement, to Curtis and its stockholders as follows, and Parent and Newco acknowledge that Curtis and its stockholders are relying on such representations and warranties in connection with this Agreement:

        3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the full corporate power and authority to own or lease and operate its assets at and in the places where such assets are now owned or leased and operated by it, and to carry on its business as and where now being conducted by it. Newco is a newly formed corporation and is not currently conducting business.

        3.2 Capital Stock and Subsidiaries. The authorized capital stock of Newco consists of One Thousand Five Hundred (1,500) shares of Common Stock, no par value, of which One Hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of Newco are owned by Parent, were duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of preemptive or any other rights, including any rights under any federal or state securities laws, of any stockholder. There are no other shares of capital stock or other equity securities of Newco outstanding, and there are no other outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever to which Newco is a party or by which it may be bound, requiring the issuance or sale of, or securities or rights convertible into or exchangeable for, shares of any capital stock of Newco, and there are no contracts, commitments, understandings, or arrangements by which Newco is or may become bound to issue additional shares of capital stock or securities convertible into or exchangeable for such shares, or options, warrants or rights to purchase or acquire any additional shares of stock or securities convertible into or exchangeable for such shares.

        3.3 Authority of Parent and Newco. The execution, delivery and consummation of this Agreement by Parent and Newco have been duly authorized and approved by the respective Boards of Directors of Parent and Newco, and after obtaining the approval of Parent as sole stockholder of Newco, no further corporate action will be necessary on the part of either Parent or Newco or their respective stockholders to make this Agreement valid and legally binding on Parent and Newco. The execution, delivery and consummation of this Agreement by Parent and Newco will not violate any provision of the Certificates of Incorporation or By-laws of either. Neither the execution, delivery nor consummation of this Agreement by Parent or Newco will, with the passage of time, the giving of notice, or otherwise, result in a violation or breach of, or constitute a default or forfeiture, or give any right to terminate, modify or accelerate or to penalize Parent or Newco, under any term or provision of any material indenture, license, mortgage, deed of trust, lease, obligation, note, guaranty, contract, agreement or other instrument, understanding, rule, regulation, law or other restriction or any order, judgment or decree to which or by which Parent or Newco is a party or to or by which either of them or any of their respective assets is subject or otherwise bound, nor will it result in the creation of any lien or other charge upon any of the shares of capital stock of Parent or Newco, or any material assets of Parent and Newco.

        3.4 Certain Fees. None of Parent, Newco, or any of their respective officers, directors or employees, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                               COVENANTS OF CURTIS

        Curtis covenants that from the date hereof to the Closing:

        4.1 Preservation of Business. Curtis shall use all reasonable efforts, consistent with operating its business in the ordinary course, to (i) preserve intact its present business organization and personnel, (ii) preserve its present goodwill and advantageous relationships with all persons having business dealings with it, (iii) preserve and maintain in force all of its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names and copyrights, and applications for any of same, bonds and other similar rights, and (iv) maintain its assets. Except as otherwise provided in this Agreement, Curtis shall not enter into any new employment or consulting agreements with any of its present officers, management personnel or consultants, or any other employment or consulting agreement with any other person, other than in the ordinary course of its business. Curtis shall maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries, and, except with the written consent of Parent, Curtis shall not cancel or assign any existing insurance coverage.

        4.2 Ordinary Course. Curtis shall operate its business, and shall cause its subsidiaries to operate their respective businesses, only in the usual, regular and ordinary course and manner, and, except with the written consent of Parent, Curtis shall not, and shall not permit any of its subsidiaries to, (i) sell or agree to sell any capital stock, (ii) except in the ordinary course of business, encumber any property or assets or terminate or modify any lease or incur any obligation (contingent or otherwise), (iii) make or enter into any material contract or commitment, or enter into any material modification of same, except in the ordinary course of business or as contemplated by this Agreement, or (iv) make capital expenditures, except expenditures, which in the aggregate, do not exceed the capital expenditures provided for in the 1997 Business Plan, a copy of which has been provided to Parent.

        4.3 Books and Records. Curtis shall use all reasonable efforts to (i) maintain its books, accounts and records in the usual, regular and ordinary manner, (ii) comply with all laws applicable to it or to the conduct of its business, and (iii) cause each of its subsidiaries to do the same.

        4.4 No Organic Change. Curtis shall not, and shall not permit its subsidiaries to, make any amendments to their respective Certificate of Incorporation or By-laws or make any changes in their capital stock, whether by reclassification, subdivision, reorganization or otherwise or merge or consolidate with any other corporation, trust or entity, or change the character of their respective businesses, except to the extent Curtis deems such actions to be necessary to further the transactions contemplated by this Agreement and obtains consent from Parent, which consent may not be withheld unreasonably.

        4.5 No Dividends, Etc. Without the prior written consent of Parent or Newco, Curtis shall not declare, pay or set aside any dividends or other distributions or payments with respect to its capital stock or redeem any shares of such capital stock.

        4.6 Consents and Approvals. Curtis shall use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement; provided, that Curtis shall not obtain the consent of the holders of the Senior Secured Subordinated Notes due 1999 (the "Senior Notes") or of Fleet Capital Corporation, both of which will be paid in full by the Surviving Corporation on the Effective Date. Promptly after the execution of this Agreement, Curtis shall cause a written consent of its stockholders to be distributed for execution by its stockholders for the purpose of approving the Merger and the adoption of this Agreement.

        4.7 No Issuance of Shares, Options, Etc. Curtis shall not change the number or kind of shares of capital stock issued and outstanding, or grant any options, warrants or other rights to purchase or to convert any obligation into its capital stock.

        4.8 No Discussions with Another Purchaser. Between the date of this Agreement and December 5, 1997, unless extended in writing by Curtis, Curtis shall not enter into nor conduct any discussions nor distribute information on its business with any other prospective purchaser, except for distributions of information in the ordinary course of business.

                                    ARTICLE V

                          COVENANTS OF PARENT AND NEWCO

        From and after the Closing, Parent and the Surviving Corporation, jointly and severally, covenant and agree to indemnify and hold harmless each of the directors, officers and stockholders of Curtis as of the date of this Agreement (collectively, the "Indemnitees" and individually, an "Indemnitee") from any and all costs, expenses, losses, damages and liabilities incurred or suffered by any of them (including reasonable legal fees and costs) resulting from or attributable to (a) the breach of any one or more of the representations or warranties of Parent or Newco made in or pursuant to this Agreement or (b) the conduct of Curtis' business, including but not limited to, any debt, liability or obligation of Curtis whatsoever, regardless of when such debt, liability or obligation arose or arises, provided, however, that this provision is not intended to indemnify any director or officer, in his or her capacity as such, with respect to matters for which indemnification would not be available under Curtis' Certificate of Incorporation or By-laws, as in effect as of the date of this Agreement, or under law. In the event of any proceeding (whether arising before or after the Effective Date) relating to an indemnification obligation hereunder, Parent or the Surviving Corporation, as the case may be, will assume the defense of any such matter; provided, that if neither Parent nor the Surviving Corporation assumes such defense, then they will be jointly and severally liable to the affected Indemnitee or Indemnitees for all fees and costs associated with such defense, including, without limitation, counsel fees and the cost of any settlement. The Indemnitees, in the event of a conflict of interest (under applicable standards of professional conduct) on any significant issue between the positions of any Indemnitee, on one hand, and any other Indemnitee or Parent or the Surviving Corporation, on the other hand, are entitled to such number of counsel as are necessary to eliminate all conflicts of the type referred to above, at the expense of Parent and the Surviving Corporation. Such additional counsel may be selected by Parent or the Surviving Corporation, with the consent of the party being represented by such counsel, which consent may not be withheld unreasonably. If Parent or the Surviving Corporation fails to select counsel within 10 days after request from an Indemnitee, such Indemnitee may choose his or her own counsel. This Section shall survive the Merger, shall continue without time limit and is intended to benefit each of the Indemnitees, each of whom shall be entitled to enforce this Section against Parent or the Surviving Corporation, as the case may be. For purposes of this Section, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, and any inquiry, claim or investigation that could lead to such an action, suit or proceeding.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1 Additional Undertakings. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use, and to cause their respective officers, employees and agents (as well as those of their respective subsidiaries) to use, all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to:

               (a) using reasonable efforts to obtain all necessary consents, approvals and authorizations as are required under any federal, state or local laws or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement, or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and

               (b) effecting as promptly as practicable all contractually required notices and all necessary registrations and filings, including, but not limited to, all submissions of information requested by other governmental authorities whose approval of the transactions contemplated hereby is required, and, in the event requests for further information thereunder are received, to provide such information as is requested as promptly as practicable following such request.

        6.2 Notification of Certain Matters. Parent and Newco shall give prompt notice to Curtis, and Curtis shall give prompt notice to Parent and Newco, of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date, and (ii) any material failure of Parent and Newco, or Curtis, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        6.3 Confidential Nature of Information. Whether or not the Closing occurs, each of the parties will treat in confidence all documents, materials and other information disclosed by any other party that is not its affiliate, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of such transactions. Prior to the Closing, and in the event that this Agreement is terminated, then at any time, none of the parties will use any information furnished by any other party that is not its affiliate in its or any of its affiliate's businesses. If this Agreement is terminated, each of the parties will use its reasonable efforts to return to the other parties all originals and copies of non-public documents and materials of the type provided for in this Section 6.3 which have been furnished in connection with this Agreement. The parties shall cooperate with each other in the development and distribution of all news or other public disclosures relating to this proposed transaction and any material matters incident thereto. Neither party shall issue any press release or make any other public disclosures without the prior written consent of the other party; provided that parties acknowledge that Noel may, without causing a violation of this Agreement, issue press releases or make other public disclosures when it is advised by counsel that such releases or disclosures are necessary to comply with Noel's legal requirements, and provided that it is understood that Noel will give Parent notice, reasonable under the circumstances, of any such release or disclosure.

                                   ARTICLE VII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO

        The obligations of Parent and Newco under this Agreement are, at Parent's option, subject to satisfaction of the following conditions at or prior to the Closing:

        7.1 Representations and Warranties of Curtis. The representations and warranties of Curtis set forth in this Agreement shall be true and complete in all material respects on and as of the Closing to the same extent and with the same force and effect as if made on such date.

        7.2 Consents. All necessary approvals or consents shall have been obtained from any and all federal departments and agencies, and from all other commissions, boards and agencies and from any other persons, including the stockholders of Curtis, firms or entities whose approval or consent is necessary to the consummation of the transactions contemplated by this Agreement, except that no consents or approvals will be obtained from the holders of the Senior Notes or Fleet Capital Corporation. Curtis shall have obtained a Supplemental Indenture executed by Security Pacific National Bank ("SPNB"), as Trustee under the Indenture, dated February 4, 1987, between Curtis and SPNB, relating to Curtis' 13-1/8% Subordinated Debentures Due 2002. No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental, regulatory or administrative authority or agency that would prevent or make illegal the consummation of the Merger.

        7.3 Performance. Curtis shall have duly performed all obligations, covenants and agreements undertaken by it herein and complied with all terms and conditions applicable to it hereunder to be performed or complied with prior to the Closing.

        7.4 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

        7.5 Documents to be Delivered to Parent.  Parent shall have received:

               (a) a certificate, dated as of the Closing, and executed by the Chief Executive Officer of Curtis, certifying as to the fulfillment of the matters contained in Sections 7.1, 7.2 and 7.3 of this Agreement;

               (b) a favorable written opinion from Benesch, Friedlander, Coplan & Aronoff LLP, counsel for Curtis, dated as of the Closing, addressed to Parent and Newco opining as to the due authorization of the Merger by Curtis and its stockholders;

               (c) a copy of a resolution duly adopted by the Board of Directors of Curtis, certified by its Secretary, authorizing the execution, delivery and performance of this Agreement, and directing the submission thereof to approval of the stockholders of Curtis;

               (d) a certificate dated as of the Closing, and executed by the Secretary of Curtis, certifying as to the adoption of this Agreement by holders of at least a majority of the shares of Common Stock and of the Series A Preferred Stock, and by at least 80% of the shares of Series B Preferred Stock, entitled to vote thereon;

               (e) written confirmation, in form satisfactory to Parent, that each outstanding option and warrant to purchase Common Stock shall have been canceled, which cancellation is acknowledged by the holder thereof;

               (f) duly endorsed stock certificates with related Letters of Transmittal and IRS Forms W-9, representing 100% of the outstanding Common Stock and Preferred Stock of Curtis, together with Curtis' stock ledger; and

               (g) such other documents or instruments as Parent may reasonably request, in form and substance reasonably requested by Parent, in order to consummate the transactions described in this Agreement.

        7.6. Dissenters' Rights. Parent shall be satisfied that no holder of Common Stock or Preferred Stock has sought or will seek appraisal for such stock in accordance with the provisions of Section 262 of the Delaware Law.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF CURTIS

        The obligations of Curtis under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing:

        8.1 Representations and Warranties. The representations and warranties of Parent and Newco set forth in this Agreement shall be true and complete in all material respects on and as of the Closing to the same extent and with the same force and effect as if made on such date.

        8.2 Consents. All necessary approvals or consents shall have been obtained from any and all federal departments and agencies, and from all other commissions, boards and agencies, and from any other persons, including the Executive Committee of Noel and the other stockholders of Curtis, firms or entities whose approval or consent is necessary to the consummation of the transactions contemplated by this Agreement, except that no consents or approvals shall be obtained from the holders of the Senior Notes or Fleet Capital Corporation. No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental, regulatory or administrative authority or agency that would prevent or make illegal the consummation of the Merger.

        8.3 Performance by Parent and Newco. Parent and Newco shall have duly performed all obligations, covenants and agreements undertaken by them herein to be performed at or prior to the Closing and complied with all terms and conditions applicable to them hereunder to be performed or complied with at or prior to the Closing.

        8.4 Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

        8.5 Retirement of Notes. Parent shall have made arrangements for funds to be available at Closing sufficient to pay in full all of Curtis' obligations under the Senior Notes.

        8.6 Documents to be Delivered to Curtis, Noel and Borghese. Curtis, Noel and Borghese shall have received:

               (a) certificates, dated as of the Closing, and executed by an officer of Parent and Newco, respectively, certifying as to the fulfillment of the matters contained in Sections 8.1, 8.2 and 8.3 of this Agreement;

               (b) a favorable opinion from counsel for Parent and Newco, in form and content, and from counsel, reasonably satisfactory to Noel and Borghese;

               (c) copies of resolutions duly adopted by the respective Boards of Directors of Parent and Newco, certified by their authorized officers, authorizing the execution, delivery and performance of this Agreement;

               (d) a copy of a resolution duly adopted by Parent, as sole stockholder of Newco, certified by its authorized officer, approving this Agreement;

               (e) the forms of Promissory Notes and Letters of Credit, acceptable in form and substance to Noel and Borghese, in their sole discretion; and

               (f) such other documents or instruments as Curtis, Noel or Borghese reasonably request in order to consummate the transactions described in this Agreement.

                                   ARTICLE IX

                                     CLOSING

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, located at 2300 BP Tower, 200 Public Square, Cleveland, Ohio, on November 25, 1997, or on such other date as may be agreed upon by the parties, which date shall be within thirty (30) days after the later of the satisfaction or waiver of all conditions to the obligations of each party under this Agreement, but in no event later than December 5, 1997, unless otherwise agreed by the parties. Unless the parties otherwise agree in writing, if the Closing does not take place by the last date fixed in accordance with this Article IX, then this Agreement shall be deemed to have been terminated and abandoned subject to the right of any party arising out of any other party's breach of the provisions hereof.

        Notwithstanding the approval of the stockholders of Curtis, this Agreement may be terminated, and the Merger may be abandoned, at any time prior to the date of the Closing by the mutual written consent of Curtis, Parent and Newco, duly authorized by their respective Boards of Directors.

                                    ARTICLE X

                  TERMINATION OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of Curtis contained in this Agreement or in any certificate, schedule, chart, list, letter, compilation or other document delivered pursuant hereto, shall terminate as of the Closing. The representations and warranties of Parent and Newco contained in this Agreement, shall survive the Closing and shall terminate on the payment in full of the Promissory Notes.

                                   ARTICLE XI

                                   INFORMATION

        Parent shall, prior to the Effective Date, through its representatives, make such investigation of the properties and assets of Curtis and of its financial and legal condition as it deems necessary or advisable, and, upon reasonable notice, have access during normal business hours to all personnel, properties, books, records, contracts and documents of Curtis. Any such investigation shall not, however, affect or mitigate the representations and warranties hereunder. Any holder of Common Stock or Preferred Stock shall, after the Effective Date, have access during normal business hours, and upon reasonable notice, to information concerning Curtis and relating to periods ending prior to the Closing, including copies of books, records and documents of Curtis, reasonably necessary to assist such holder in its federal securities law reporting.

                                   ARTICLE XII

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT

        The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of all parties hereto having been obtained thereto; provided, however, that Newco may assign its respective rights and delegate its duties to any direct or indirect wholly owned subsidiary of Parent. All covenants, agreements, representations and warranties of the parties contained herein shall be binding upon Curtis, Parent and Newco and their respective successors and permitted assigns and shall inure to the benefit, respectively, of Curtis, its directors, officers and stockholders, and Parent and Newco, as well as all of their respective successors and assigns.

                                  ARTICLE XIII

                                   ABANDONMENT

        In the event the transactions contemplated hereby are terminated or abandoned by mutual agreement of the parties hereto, or without fault of a party pursuant to Article IX hereof, there shall be no liability on the part of any of the parties by reason of such termination or abandonment.

                                   ARTICLE XIV

                                    EXPENSES

        The parties shall each bear all of their own respective expenses, including, but not limited to, counsel and accountants' fees, in connection with the transactions contemplated by this Agreement, if the Merger is not consummated. If the Merger is consummated, the Surviving Corporation shall be responsible for any fees or expenses incurred by Parent, Newco, Curtis, and the directors and officers of Curtis (in such capacities), including all fees of Benesch, Friedlander, Coplan & Aronoff LLP, relating to the Merger not paid at or prior to the Closing.

                                   ARTICLE XV

                                     NOTICES

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied with receipt confirmed or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties or their permitted assignees, at the following addresses (or at such other address as shall be given in writing by any party to the other) as follows:

        (a)    To Parent or Newco:  Paragon Corporate Holdings, Inc.
                                    6140 Parkland Boulevard
                                    Mayfield Heights, Ohio 44124
                                    Attention: President
                                    Telecopier number: (440) 449-3112

        (b)    To Curtis:           Curtis Industries, Inc.
                                    6140 Parkland Boulevard
                                    Mayfield Heights, Ohio 44124
                                    Attention:  Maurice P. Andrien, President
                                    Telecopier number: (440) 446-0555

               With a copy to:      Benesch, Friedlander, Coplan & Aronoff LLP
                                    2300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio  44114
                                    Attention:  Patricia M. Inglis, Esq.
                                    Telecopier number: (216) 363-4588

               And to:              Noel Group, Inc.
                                    667 Madison Avenue
                                    Suite 2500
                                    New York, New York 10021
                                    Attention: Joseph S. DiMartino
                                    Telecopier number: (212) 758-8531


                                   ARTICLE XVI

                         DAMAGES; REMEDIES NOT EXCLUSIVE

        No party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the termination of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated under this Agreement.

        No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by any of the parties shall not constitute a waiver of the right to pursue other available remedies.

                                  ARTICLE XVII

                                  COUNTERPARTS

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                                  ARTICLE XVIII

                          CAPTIONS AND SECTION HEADINGS

        Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

                                   ARTICLE XIX

                                     WAIVERS

        Any failure by any of the parties hereto to comply with all of the obligations, agreements or conditions set forth herein may be waived by the affected party or parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition contained herein. In the event of any waiver by Curtis, Parent or Newco, the written action by the President or any Senior Vice President of Curtis or the President or any Vice President of Parent or Newco effecting such waiver shall be deemed an act fully authorized by such company.

                                   ARTICLE XX

                          SCHEDULES AND OTHER DOCUMENTS

        All certificates, schedules and other documents delivered pursuant to the terms of this Agreement are made a part hereof. All schedules shall be dated and initialed or executed by the respective party or parties submitting the same and shall be delivered prior to or simultaneously with the delivery of this Agreement.

                                   ARTICLE XXI

                                   COOPERATION

        Each of the parties agrees to cooperate in the effectuation of the transactions contemplated by this Agreement and to execute any and all additional documents or to take such additional action as shall be reasonably necessary or appropriate for such purpose.

                                  ARTICLE XXII

                                   AMENDMENTS

        This Agreement may not be amended except by an instrument in writing approved by the respective Boards of Directors of the parties and signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of Curtis, no amendment may be made which (a) alters or changes the amount of consideration to be received in exchange for or on conversion of all or any of the shares of Common Stock or Preferred Stock as provided in Section 1.2, (b) alters or changes any terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Curtis, without the further approval of the stockholders of Curtis in compliance with the Delaware Law.

                                  ARTICLE XXIII

                                ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

                                  ARTICLE XXIV

                                  GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


PARAGON CORPORATE HOLDINGS, INC.         CURTIS INDUSTRIES, INC.




By: _________________________________    By: ___________________________________
    Name: ___________________________        Maurice P. Andrien, Jr., President
        Title:_______________________



CURTIS ACQUISITION CORP.



By: _________________________________
    Name: ___________________________
        Title:_______________________



      The undersigned stockholders of Curtis Industries, Inc. agree to vote their shares of capital stock of Curtis Industries, Inc. in favor of the Merger.


NOEL GROUP, INC.



By: _________________________________        ___________________________________
    Joseph S. DiMartino, President                   Livio M. Borghese

                               List of Schedules

        The following sets forth a list of the schedules to the Merger Agreement which schedules are not included herewith. The registrant agrees to furnish to the Securities and Exchange Commission supplementally, upon request, a copy of any such schedules.


Schedule                            Contents
--------                            --------
1.1(e)                              Directors and Officers of the
                                    Surviving Corporation

1.4                                 Allocation of Cash and Notes

2.2                                 Curtis Subsidiaries

2.4                                 Defaults

2.5(a)                              Financial Statements

2.5(b)                              Material Changes; Officers

2.8                                 Environmental Matters

2.9                                 Litigation

2.11                                Material Customers